Exhibit 10.4

Global Stock Option Award	Omnicell, Inc.
Grant Notice	4220 North Freeway
Fort Worth, Texas 76137

Name	Employee ID:

You have been granted an option to purchase Omnicell, Inc. Common Stock as follows:

Type of Option:	Non-Qualified Stock Option
Grant No.:
Stock Option Plan:	2009 Equity Incentive Plan
Date of Grant:
Grant Expiration Date:
Total Number of Option Shares:
Option Price per Share:
Total Exercise Price of Option Shares:
Early Exercise Allowed

Vesting Date	Number of Shares Vesting on Vesting Date	Vesting Schedule

By your acceptance of this Option Grant, you agree that this option is granted under and governed by the terms and conditions of this Grant Notice, Omnicell, Inc.’s 2009 Equity Incentive Plan (as amended from time to time) (the “Plan”) and by the terms and conditions of the 2009 Equity Incentive Plan, Global Stock Option Award Agreement (“Option Agreement”) which is attached hereto.

You understand and agree that as of the Date of Grant, this Option Grant Notice, the Option Agreement and the Plan set forth the entire understanding between you and Omnicell, Inc. regarding the Options set forth herein, and the underlying Common Stock, and supersede all prior oral and written agreements on that subject.

Chief Financial Officer

Attachment: Global Stock Option Award Agreement

Omnicell, Inc.
2009 Equity Incentive Plan

GLOBAL STOCK OPTION AWARD AGREEMENT
AMENDED BY THE COMPENSATION COMMITTEE
OF THE BOARD OF DIRECTORS EFFECTIVE MAY 9, 2023

Pursuant to your Stock Option Grant Notice (“Grant Notice”) and this Global Stock Option Award Agreement, including any country-specific appendix thereto (the “Appendix” and collectively, the “Agreement”), Omnicell, Inc. (the “Company”) has granted you an option under its 2009 Equity Incentive Plan, as amended (the “Plan”), to purchase the number of shares of the Company’s Common Stock indicated in your Grant Notice at the exercise price indicated in your Grant Notice. Capitalized terms not specifically defined herein shall have the meanings specified in the Plan or the Grant Notice.

The details of your option are as follows:

1.VESTING. Subject to the limitations contained herein, your option will vest as provided in your Grant Notice, provided that vesting will cease upon the termination of your Continuous Service. For the avoidance of doubt, service during any portion of the vesting period shall not entitle you to vest in a pro rata portion of the option.

For purposes of your option, a termination of your Continuous Service will be deemed to have occurred as of the date you are no longer actively providing services to the Company or an Affiliate (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or otherwise rendering services, or the terms of your employment or other service agreement, if any). Your employment or service relationship will not be extended by any notice period (e.g., your period of service will not be extended by any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where you are employed or otherwise rendering services, or the terms of your employment or service agreement, if any). Unless otherwise expressly provided in the Plan or this Agreement or determined by the Company, (i) your right to vest in the option, if any, will terminate as of the date of termination of your Continuous Service, and (ii) the period (if any) during which you may exercise the option after a termination of your Continuous Service, will commence on such date. The Committee shall have the exclusive discretion to determine when you are no longer providing Continuous Services for purposes of your option (including whether you may still be considered to be providing services while on a leave of absence).

2.NUMBER OF SHARES AND EXERCISE PRICE. The number of shares of Common Stock subject to your option and your exercise price per share referenced in your Grant Notice may be adjusted from time to time for Capitalization Adjustments.

3.EXERCISE RESTRICTION FOR NON-EXEMPT EMPLOYEES.    If you are a U.S.
taxpayer, in the event that you are an Employee eligible for overtime compensation under the Fair Labor Standards Act of 1938, as amended (i.e., a “Non-Exempt Employee”), and except as otherwise provided in the Plan, you may not exercise your option until you have completed at least six (6) months of Continuous Service measured from the Date of Grant specified in your Grant Notice, notwithstanding any other provision of your option.

4.EXERCISE PRIOR TO VESTING (“EARLY EXERCISE”). If permitted in your Grant Notice (i.e., the exercise schedule indicates that early exercise is permitted) and subject to the provisions of your option, you may elect at any time that is both (i) during the period of your

Continuous Service and (ii) during the term of your option, to exercise all or part of your option, including the unvested portion of your option; provided, however, that:

(a)a partial exercise of your option shall be deemed to cover first vested shares of Common Stock and then the earliest vesting installment of unvested shares of Common Stock;

(b)any shares of Common Stock so purchased from installments that have not vested as of the date of exercise shall be subject to the purchase option in favor of the Company as described in the Company’s form of Early Exercise Stock Purchase Agreement;

(c)you shall enter into the Company’s form of Early Exercise Stock Purchase Agreement with a vesting schedule that will result in the same vesting as if no early exercise had occurred; and

(d)If you are a U.S. taxpayer and your option is an Incentive Stock Option, then, to the extent that the aggregate Fair Market Value (determined at the time of grant) of the shares of Common Stock with respect to which your option plus all other Incentive Stock Options you hold are exercisable for the first time by you during any calendar year (under all plans of the Company and its Affiliates) exceeds one hundred thousand dollars ($100,000), your option(s) or portions thereof that exceed such limit (according to the order in which they were granted) shall be treated as Nonstatutory Stock Options.

5.METHOD OF PAYMENT. Payment of the exercise price is due in full upon exercise of all or any part of your option. You may elect to make payment of the exercise price in cash or by check or in any one or more of the following manners unless otherwise provided in your Grant Notice:

(a)Provided that at the time of exercise the Common Stock is publicly traded, pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of Common Stock, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds.

(b)Provided that at the time of exercise the Common Stock is publicly traded, and to the extent permitted by applicable laws and regulations, by delivery to the Company (either by actual delivery or attestation) of already-owned shares of Common Stock that are owned free and clear of any liens, claims, encumbrances or security interests, and that are valued at Fair Market Value on the date of exercise. “Delivery” for these purposes, in the sole discretion of the Company at the time you exercise your option, shall include delivery to the Company of your attestation of ownership of such shares of Common Stock in a form approved by the Company.

Notwithstanding the foregoing, you may not exercise your option by tender to the Company of Common Stock to the extent such tender would violate the provisions of any law, regulation or agreement restricting the redemption of the Company’s stock.

(c)If the Option is a Nonstatutory Stock Option, subject to the consent of the Company at the time of exercise, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issued upon exercise of your option by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price; provided, however, that the Company shall accept a cash or other payment from you to the extent of any remaining balance of the aggregate exercise price not satisfied by such reduction in the number of whole shares to be issued; provided further, however, that shares of Common Stock will no longer be outstanding under your option and will not be exercisable thereafter to the extent that (1) shares are used to pay the exercise price pursuant to the “net exercise,” (2) shares are delivered to you as a result of such exercise, and (3) shares are withheld to satisfy tax withholding obligations.

6.WHOLE SHARES. You may exercise your option only for whole shares of Common Stock.

7.COMPLIANCE WITH LAW. Notwithstanding anything to the contrary contained herein, you may not exercise your option unless the shares of Common Stock issuable upon such exercise are then registered under the Securities Act or, if such shares of Common Stock are not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Securities Act. The exercise of your option also must comply with other applicable laws and regulations governing your option, and you may not exercise your option if the Company determines that such exercise would not be in material compliance with such laws and regulations. You understand that the Company is under no obligation to register or qualify the shares of Common Stock with the U.S. Securities and Exchange Commission (“SEC”) or any state or non-U.S. securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the shares of Common Stock. Further, you agree that the Company shall have unilateral authority to amend this Agreement without your consent, to the extent necessary to comply with securities or other laws applicable to the issuance of shares of Common Stock.

8.TERM. You may not exercise your option before the commencement or after the expiration of its term. The term of your option commences on the Date of Grant and expires, subject to the provisions of Section 5(h) of the Plan, upon the earliest of the following:

(a)immediately upon the termination of your Continuous Service for Cause;

(b)three (3) months after the termination of your Continuous Service for any reason other than Cause, Disability, or death; provided, however, that if during any part of such three (3) month period your option is not exercisable solely because of the condition set forth in the section above relating to “Securities Law Compliance,” your option shall not expire until the earlier of the Expiration Date or until it shall have been exercisable for an aggregate period of three (3) months after the termination of your Continuous Service; and if (i) you are a Non-Exempt Employee, (ii) your Continuous Service terminates within six (6) months after the Date of Grant specified in your Grant Notice, and (iii) you have vested in a portion of your option at the time of your termination of Continuous Service, your option shall not expire until the earlier of (x) the later of (A) the date that is seven (7) months after the Date of Grant specified in your Grant Notice or (B) the date that is three (3) months after the termination of your Continuous Service, or (y) the Expiration Date;

(c)twelve (12) months after the termination of your Continuous Service due to your Disability;
(d)eighteen (18) months after your death if you die either during your Continuous Service or within three (3) months after your Continuous Service terminates;
(e)the Expiration Date indicated in your Grant Notice;
(f)the day before the tenth (10th) anniversary of the Date of Grant.
Notwithstanding the foregoing provisions in this section, in the event that you were an Employee of the Company or a Subsidiary of the Company at the time of grant, your Continuous Service terminates for any reason other than due to a termination by the Company (or by a Subsidiary of the Company) for Cause, you reside in the United States, and you have attained age 55 with ten or more Years of Continuous Service at any time during your Continuous Service, then, the portion of the Option vested on the date of such termination may be exercised by you (or your estate, if applicable) at any time during the period ending on the earlier of the Expiration Date indicated in your Grant Notice and the day before the 10th anniversary of the Date of Grant. For these purposes, the term “Year of Continuous Service” means each 12-month period of your Continuous Service since your most recent hire/re-hire date, but does not include service provided by you to an acquired company prior to its acquisition by the Company.

If you are a U.S. taxpayer and your option is an Incentive Stock Option, note that to obtain the federal income tax advantages associated with an Incentive Stock Option, the Code requires that at all times beginning on the date of grant of your option and ending on the day three (3) months before the date of your option’s exercise, you must be an employee of the Company or an Affiliate, except in the event of your death or Disability. The Company has provided for extended exercisability of your option under certain circumstances for your benefit but cannot guarantee that your option will necessarily be treated as an Incentive Stock Option if you continue to provide services to the Company or an Affiliate as a Consultant or Director after your employment terminates or if you otherwise exercise your option more than three (3) months after the date your employment with the Company or an Affiliate terminates.

9.EXERCISE.

(a)You may exercise the vested portion of your option (and the unvested portion of your option if your Grant Notice so permits) during its term by delivering a Notice of Exercise (in a form designated by the Company) together with the exercise price to the Secretary of the Company, or to such other person as the Company may designate, together with such additional documents as the Company may then require.

(b)By exercising your option you agree that, as a condition to any exercise of your option, the Company may require you to enter into an arrangement providing for the payment by you to the Company of any tax withholding obligation of the Company arising by reason of (i) the exercise of your option, (ii) the lapse of any substantial risk of forfeiture to which the shares of Common Stock are subject at the time of exercise, or (iii) the disposition of shares of Common Stock acquired upon such exercise.

(c)If you are a U.S. taxpayer and your option is an Incentive Stock Option, by exercising your option you agree that you will notify the Company in writing within fifteen (15) days after the date of any disposition of any of the shares of the Common Stock issued upon exercise of your option that occurs within two (2) years after the date of your option grant or within one (1) year after such shares of Common Stock are transferred upon exercise of your option.

(d)TRANSFERABILITY.

(i)For U.S. taxpayers, if your option is an Incentive Stock Option, your option is generally not transferable, except (1) by will or by the applicable laws of descent and distribution or (2) pursuant to a domestic relations order (provided that such Incentive Stock Option may be deemed to be a Nonstatutory Stock Option as a result of such transfer) and is exercisable during your life only by you. Notwithstanding the foregoing, by delivering written notice to the Company, in a form satisfactory to the Company, you may designate a third party who, in the event of your death, shall thereafter be entitled to exercise your option. In addition, you may transfer your option to a trust if you are considered to be the sole beneficial owner (determined under Section 671 of the Code and applicable state law) while the option is held in the trust, provided that you and the trustee enter into transfer and other agreements required by the Company.

(ii)If your option is a Nonstatutory Stock Option, your option is not transferable, except (1) by will or by the applicable laws of descent and distribution, (2) pursuant to a domestic relations order (if you are a U.S. taxpayer), (3) with the prior written approval of the Company, by instrument to an inter vivos or testamentary trust, in a form accepted by the Company, in which the option is to be passed to beneficiaries upon the death of the trustor (settlor) and (4) with the prior written approval of the Company, by gift, in a form accepted by the Company, to a permitted transferee under Rule 701 of the Securities Act.

10.OPTION NOT A SERVICE CONTRACT. Your option is not an employment or service contract, and nothing in your option shall be deemed to create in any way whatsoever any obligation on your part to continue in the employ or service of the Company or an Affiliate, or of the Company or an Affiliate to continue your employment or service relationship. In addition, nothing in your option shall obligate the Company or an Affiliate, their respective stockholders, Boards of Directors, Officers or Employees to continue any relationship that you might have as a Director or Consultant for the Company or an Affiliate.

11.WITHHOLDING OBLIGATIONS.

(a)You acknowledge that, regardless of any action taken by the Company or, if different, the Affiliate employing or otherwise retaining your services (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable to you (“Tax-Related Items”), is and remains your responsibility and may exceed the amount, if any, actually withheld by the Company or the Employer. You further acknowledge that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the option, including, but not limited to, the grant, vesting or exercise of the option, the subsequent sale of shares of

Common Stock acquired pursuant to such exercise and the receipt of any dividends; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the option to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you are subject to Tax-Related Items in more than one jurisdiction, you acknowledge that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(b)At the time you exercise your option, in whole or in part, or at any time thereafter as requested by the Company, you hereby authorize withholding from payroll and any other amounts payable to you, and otherwise agree to make adequate provision for (including by means of a “cashless exercise” pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board to the extent permitted by the Company), any Tax- Related Items which arise in connection with your option.

(c)Upon your request and subject to approval by the Company, in its sole discretion, and compliance with any applicable conditions or restrictions of law, the Company may withhold from fully vested shares of Common Stock otherwise issuable to you upon the exercise of your option a number of whole shares of Common Stock having a Fair Market Value, determined by the Company as of the date of exercise, not in excess of the minimum amount of tax required to be withheld by law (or such lower amount as may be necessary to avoid classification of your option as a liability for financial accounting purposes). If the date of determination of any tax withholding obligation is deferred to a date later than the date of exercise of your option, share withholding pursuant to the preceding sentence shall not be permitted unless you make a proper and timely election under Section 83(b) of the Code, covering the aggregate number of shares of Common Stock acquired upon such exercise with respect to which such determination is otherwise deferred, to accelerate the determination of such tax withholding obligation to the date of exercise of your option. Notwithstanding the filing of such election, shares of Common Stock shall be withheld solely from fully vested shares of Common Stock determined as of the date of exercise of your option that are otherwise issuable to you upon such exercise. Any adverse consequences to you arising in connection with such share withholding procedure shall be your sole responsibility.

(d)The Company or your Employer may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates, including maximum applicable rates in your jurisdiction(s). In the event of over-withholding, you may receive a refund of any over-withheld amount in cash from the Company or the Employer (with no entitlement to the equivalent in shares of Common Stock) or, if not refunded, you may be able to seek a refund from the applicable tax authorities. In the event of under-withholding, you may be required to pay additional Tax-Related Items directly to the applicable tax authorities. If the obligation for Tax-Related Items is satisfied by withholding in shares of Common Stock, for tax purposes, you will be deemed to have been issued the full number of shares of Common Stock for which your option was exercised, notwithstanding that a number of shares of Common Stock are held back solely for the purpose of paying the Tax-Related Items.

(e)You may not exercise your option unless the Tax-Related Items withholding obligations of the Company and/or the Employer are satisfied. Accordingly, you may not be able to exercise your option when desired even though your option is vested, and the Company shall have no obligation to issue a certificate for such shares of Common Stock or release such shares of Common Stock from any escrow provided for herein unless such obligations are satisfied.

12.NATURE OF GRANT. In accepting your option, you acknowledge, understand and agree that:

(a)the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

(b)the grant of your option is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted in the past;

(c)all decisions with respect to future option grants, if any, will be at the sole discretion of the Company;

(d)you are voluntarily participating in the Plan;

(e)your option and the shares of Common Stock subject to the option, and the income from and value of same, are not intended to replace any pension rights or compensation;

(f)your option and the shares of Common Stock subject to the option, and the income from and value of same, are not part of normal or expected compensation for purposes of, without limitation, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, holiday pay, bonuses, long-service awards, pension or retirement or welfare benefits or similar mandatory payments;

(g)the future value of the underlying shares of Common Stock is unknown, indeterminable and cannot be predicted with certainty;

(h)if the underlying shares of Common Stock do not increase in value, your option will have no value;

(i)if you exercise your option and acquire shares of Common Stock, the value of such shares of Common Stock may increase or decrease, even below the exercise price;

(j)unless otherwise agreed with the Company, your option and the shares of Common Stock acquired under the Plan, and the income from and value of same, are not granted as consideration for, or in connection with, any service you may provide as a director of any parent company or Affiliate;

(k)unless otherwise provided in the Plan or by the Company in its direction, the options and the benefits evidenced by this Agreement, do not create any entitlement to have the options or any such benefits transferred to or assumed by another company, nor to be exchanged, cashed out or substituted for in connection with any corporate transaction affecting the Common Stock; and

(l)neither the Company, the Employer nor any Subsidiary or Affiliate of the Company shall be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of the option or of any amounts due to you pursuant to the exercise of the option or the subsequent sale of any shares of Common Stock acquired upon exercise.

13.NO ADVICE REGARDING GRANT. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying shares of Common Stock. You should consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.

14.DATA PRIVACY. If you would like to participate in the Plan, you will need to review the information provided in this Section 14 and, where applicable, declare consent to the processing and/or transfer of personal data as described below.

Data Collection and Usage. The Company collects, processes and uses personal data about you, including but not limited to, your name, home address, email address and telephone number, date of birth, social insurance number, passport number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all options or any other entitlement to shares awarded, canceled, exercised, vested, unvested or outstanding in your favor, which the Company receives from you or your Employer (“Personal Data”). In order you to participate in the Plan, the Company will collect Personal Data for purposes of allocating shares of Common Stock and implementing, administering and managing the Plan. The Company’s legal basis for the processing of Personal Data is your consent, as further described below.

(a)Stock Plan Administration and Service Providers. The Company may transfer Personal Data to Morgan Stanley/E*TRADE (“Service Provider”), an independent service provider based in the U.S., which is assisting the Company with the implementation, administration and management of the Plan. Service Provider may open an account for you to receive and trade shares of Common Stock. You may be asked to acknowledge, or agree to, separate terms and data processing practices with Service Provider, with such agreement being a condition to the ability to participate in the Plan.

International Data Transfers. Personal Data will be transferred from your country to the U.S., where the Company and its service providers are based. You understand and acknowledge that the U.S. might have enacted data privacy laws that are less protective or otherwise different from those applicable in your country of residence. The Company’s legal basis, where required, for the transfer of Personal Data is your consent.

(b)Data Retention. The Company will use Personal Data only as long as necessary to implement, administer and manage your participation in the Plan or as required to comply with legal or regulatory obligations, including, without limitation, under tax and securities laws. When the Company no longer needs Personal Data for any of the above purposes, the Company will cease to use Personal Data for this purpose. If the Company keeps Personal Data longer, it would be to satisfy legal or regulatory obligations and the Company’s legal basis is your consent.

(c)Data Subject Rights. You understand that you may have a number of rights under data privacy laws in your jurisdiction. Subject to the conditions set out in the applicable law and depending on where you are based, such rights may include the right to (i) request access to, or copies of, Personal Data processed by the Company, (ii) rectification of incorrect Personal Data, (iii) deletion of Personal Data, (iv) restrictions on the processing of Personal Data, (v) object to the processing of Personal Data for legitimate interests, (vi) portability of Personal Data, (vii) lodge complaints with competent authorities in your jurisdiction, and/or to (viii) receive a list with the names and addresses of any potential recipients of Personal Data. To receive clarification regarding these rights or to exercise these rights, you can contact GDPR@omnicell.com or our EU Data Protection Officer as follows:

2B Advice GmbH
Joseph-Schumpeter-Allee 25, 53227 Bonn, Germany
Telephone: +49 228 926165 120
E-Mail: omnicell@2b-advice.com

(d)Voluntariness and Consequences of Consent Denial or Withdrawal. You hereby unambiguously consent to the collection, use and transfer, in electronic or other form, of your Personal Data, as described above and in any other grant materials, by and among, as applicable, your Employer, the Company and any Affiliate for the exclusive purpose of implementing, administering and managing your participation in the Plan. You understand that you may, at any time, refuse or withdraw the consents herein, in any case without cost, by contacting in writing your human resources representative. If you do not consent or later seek to revoke your consent, your employment status or service with your Employer will not be affected; the only consequence of refusing or withdrawing consent is that the Company would not be able to grant the options or other equity awards to you or administer or maintain such awards. Therefore, you understand that refusing or withdrawing consent may affect your ability to participate in the Plan. For more information on the consequences of refusal to consent or withdrawal of consent, you should contact your local human resources representative.

Declaration of Consent. By accepting the options and indicating consent by signing the Grant Notice or through the Company’s online acceptance procedure, you explicitly declare your consent to the entirety of the Personal Data processing operations described above including, without limitation, the onward transfer of Data by the Company to the Service Provider or, as the case may be, a different service provider of the Company in the U.S.

15.NOTICES. Any notices provided for in your option or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by mail by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company.

16.LANGUAGE. You acknowledge that you are sufficiently proficient in English or have consulted with an advisor who is sufficiently proficient in English, so as to allow you to understand the terms and conditions of this Agreement. If you have received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

17.GOVERNING PLAN DOCUMENT. Your option is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your option, and is further subject to all interpretations, amendments, rules and regulations, which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of your option and those of the Plan, the provisions of the Plan shall control.

18.SEVERABILITY. If all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

19.CHOICE OF LAW; VENUE. The interpretation, performance and enforcement of this Agreement will be governed by the law of the state of California without regard to such state’s conflicts of laws rules. For purposes of any action, lawsuit or other proceedings brought to enforce this Agreement, relating to it, or arising from it, the parties hereby submit to and consent to the sole and exclusive jurisdiction of the courts of Santa Clara County, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this grant is made and/or to be performed.

20.AMENDMENT. This Agreement may not be modified, amended or terminated except by an instrument in writing, signed or otherwise accepted by you and by a duly authorized representative of the Company. Notwithstanding the foregoing, this Agreement may be amended solely by the Board by a writing which specifically states that it is amending this Agreement, so long as a copy of such amendment is delivered to you, and provided that no such amendment adversely affecting your rights hereunder may be made without your written consent. Without limiting the foregoing, the Board reserves the right, by written notice to you, to impose new provisions or to change the existing provisions of this Agreement in any way it may deem necessary or advisable for legal or administrative reasons to carry out the purpose of the grant.

21.INSIDER TRADING RESTRICTIONS/MARKET ABUSE LAWS. You acknowledge that you may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, including but not limited to the United States, your country, the broker’s country and the country or countries in which the Common Stock is listed, which may affect your ability, directly or indirectly, to purchase or sell, or attempt to sell or otherwise dispose of shares of Common Stock, rights to shares of Common Stock (e.g., options), or rights linked to the value of shares of Common Stock, during such times as you are considered to have “inside information” regarding the Company (as defined by the laws in the applicable jurisdiction(s)). Local insider trading laws and regulations prohibit the cancellation or amendment of orders you placed before possessing the inside information. Furthermore, you understand that you may be prohibited from (i) disclosing the inside information to any third party, including fellow employees and (ii) “tipping” third parties by sharing with them Company insider information, or otherwise causing third parties to buy or sell Company securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may apply to you under any applicable Company insider trading policy. You acknowledge that it is your responsibility to comply with any applicable restrictions, and you should speak to your personal advisor on this matter.

22.FOREIGN ASSET/ACCOUNT REPORTING REQUIREMENTS. If you reside in a country outside the United States, there may be certain foreign asset and/or account reporting requirements which may affect your ability to acquire or hold shares of Common Stock or cash received from participating in the Plan (including from any dividends paid on shares of Common Stock) in a brokerage account or bank outside of your country. You may be required to report such accounts, assets or related transactions to the tax or other authorities in your country. You may also be required to repatriate sale proceeds or other funds received as a result of participating in the Plan to your country within a certain time after receipt. It is your responsibility to comply with such regulations and you should speak to your personal legal advisor on this matter.

23.APPENDIX. Notwithstanding any provisions in this Agreement, the option grant shall be subject to any special terms and conditions set forth in any Appendix to this Agreement for your country. Moreover, if you relocate to one of the countries included in the Appendix, the special terms and conditions for such country, if any, will apply to you, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Agreement.

24.IMPOSITION OF OTHER REQUIREMENTS. The Company reserves the right to impose other requirements on your participation in the Plan, on your options and on any shares of Common Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

25.WAIVER. You acknowledge that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by you or any other Participant.

26.ELECTRONIC DELIVERY AND ACCEPTANCE. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

Appendix

Omnicell, Inc.
2009 Equity Incentive Plan

Global Option Agreement
Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Global Option Agreement (the “Agreement”) or the Plan.
Terms and Conditions
This Appendix includes additional terms and conditions that govern the options granted to you under the Plan if you work and/or reside in one of the countries listed below. This Appendix forms part of the Agreement.
If you are a citizen or resident of a country other than the one in which you are currently residing and/or working, transfer employment and/or residency to another country after the Date of Grant, or are considered a resident of another country for local law purposes, the Company shall, in its discretion, determine to what extent the terms and conditions contained herein shall be applicable to you.

Notifications
This Appendix also includes information regarding exchange control and certain other issues of which you should be aware with respect to participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of March 2023. Such laws are often complex and change frequently. As a result, the Company strongly recommends that you not rely on the information in this Appendix as the only source of information relating to the consequences of participation in the Plan because the information may be out of date at the time you exercise your option and acquire shares of Common Stock or sell shares of Common Stock acquired under the Plan.
In addition, the information contained herein is general in nature and may not apply to your particular situation and the Company is not in a position to assure you of any particular result. Accordingly, you should seek appropriate professional advice as to how the relevant laws in your country may apply to your situation.

Finally, if you are a citizen or resident of a country other than the one in which you are currently residing and/or working, transfer employment and/or residency to another country after the Date of Grant, or are considered a resident of another country for local law purposes, the information contained herein may not be applicable to you in the same manner.

Australia

Notifications

Securities Law Information. If you acquire shares of Common Stock upon exercise of your options and you offer the shares of Common Stock for sale to a person or entity resident in Australia, the offer may be subject to disclosure requirements under Australian law. You should obtain legal advice on disclosure obligations prior to making any such offer.

Tax Information. The Plan is a plan to which Subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) applies (subject to the conditions in the Act).

France

Terms and Conditions

Options Not Tax-Qualified. The options granted under this Agreement are not intended to qualify for special tax and social security treatment pursuant to Sections L. 225-177 to L. 225- 186 and Sections L. 22-10-56 to L. 22-10-58 of the French Commercial Code, as amended.

Language Consent. By accepting your option, you confirm having read and understood the documents relating to this grant (the Plan, the Agreement and this Appendix) which were provided in English language. You accept the terms of these documents accordingly.

En acceptant l’attribution, vous confirmez ainsi avoir lu et compris les documents relatifs à cette attribution (le Plan, le contrat et cette Annexe) qui ont été communiqués en langue anglaise.
Vous acceptez les termes en connaissance de cause.

Notifications

Foreign Asset/Account Reporting Information. French residents holding cash or securities (including shares of Common Stock) outside of France or maintaining a foreign bank or brokerage account (including accounts opened or closed during the tax year) must declare such assets and accounts to the French tax authorities when filing an annual tax return. Failure to comply could trigger significant penalties.

United Arab Emirates

Notifications

Securities Law Information. Participation in the Plan is being offered only to eligible employees and is in the nature of providing equity incentives to employees in the United Arab Emirates. The Plan and the Agreement are intended for distribution only to such employees and must not be delivered to, or relied on by, any other person. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. The Emirates Securities and Commodities Authority has no responsibility for reviewing or verifying any documents in connection with the Plan. Neither the Ministry of Economy nor the Dubai Department of Economic Development has approved the Plan or the Agreement nor taken steps to verify the information set out therein, and has no responsibility for such documents.

United Kingdom

Terms and Conditions

Responsibility for Taxes. This provision supplements Section 11 of the Agreement:

Without limitation to Section 11 of the Agreement, you hereby agree that you are liable for any Tax-Related Items related to your participation in the Plan and hereby covenant to pay such Tax- Related Items, as and when requested by the Company or (if different) the Employer or by HM Revenue & Customs (“HMRC”) (or any other tax or relevant authority). You also hereby agree to indemnify and keep indemnified the Company and (if different) the Employer against any Tax- Related Items that they are required to pay or withhold or have paid or will pay to HMRC (or any other tax or relevant authority) on your behalf.

Notwithstanding the foregoing, if you are a director or executive officer of the Company (within the meaning of Section 13(k) of the Exchange Act), you understand that the foregoing provision will not apply. Instead, any Tax-Related Items not collected or paid may constitute a benefit to you on which additional income tax and National Insurance Contributions (“NICs”) may be payable. You understand that you will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for paying to the Company and/or the Employer (as appropriate) the amount of any employee NICs due on this additional benefit, which can be recovered by any means set out in the Agreement.

National Insurance Contributions Acknowledgment. As a condition of participation in the Plan and the exercise of the options, you agree to accept any liability for secondary Class 1 NICs which may be payable by the Company and/or the Employer in connection with the options and any event giving rise to Tax-Related Items (the “Employer NICs”). Without limitation to the foregoing, you agree to execute a joint election with the Company, the form of such joint election being formally approved by HMRC (the “Joint Election”), and any other required consent or election. You further agree to execute such other joint elections as may be required between you and any successor to the Company and/or the Employer. You further agree that the Company and/or the Employer may collect the Employer NICs from you by any of the means set forth in Section 10 of the Agreement. You must enter into the Joint Election attached as Exhibit A hereto concurrent with the execution of the Agreement.

If you do not enter into a Joint Election prior to the exercise of the options or if approval of the Joint Election has been withdrawn by HMRC, the options shall become null and void without any liability to the Company and/or the Employer.

EXHIBIT A

NICs JOINT ELECTION FOR U.K. PARTICIPANTS

Important Note on the Election to Transfer Employer NICs

If you are liable for National Insurance contributions (“NICs”) in the UK in connection with your participation in the Omnicell, Inc. 2009 Equity Incentive Plan, you are required to enter into an Election to transfer to you any liability for employer’s NICs that may arise in connection with your participation in the Plan.

By accepting the Award (whether by signing the Award Agreement or by clicking on the "ACCEPT") box as part of the Company's online acceptance procedures) or by separately accepting the Election (whether in hard copy or by clicking on the “ACCEPT” box) indicates your acceptance to transfer Employer NICs. You should read this important note and the Election in their entirety before accepting the Award Agreement and the Election. Please print and keep a copy of the Election for your records.

By entering into the Election:

•you agree that any employer’s NICs liability that may arise in connection with your participation in the Plan will be transferred to you;

•you authorise your employer to recover an amount sufficient to cover this liability by such methods including, but not limited to, deductions from your salary or other payments due or the sale of sufficient shares acquired pursuant to your awards; and

•you acknowledge that the Company or your employer may require you to sign a paper copy of this Election (or a substantially similar form) if the Company determines such is necessary to give effect to the Election even if you have accepted the Award Agreement or the Election through the Company's electronic acceptance procedure.

OMNICELL, INC.
2009 EQUITY INCENTIVE PLAN

Election to Transfer the Employer’s National Insurance Liability to the Employee

This Election is between:

A.The individual who has obtained authorised access to this Election (the “Employee”) who is employed by one of the employing companies listed in the attached schedule (the "Employer") and who is eligible to receive options or restricted share units (the "Awards") pursuant to the terms and conditions of the Omnicell, Inc. 2009 Equity Incentive Plan (the “Plan”),

and

B.Omnicell, Inc., 590 East Middlefield Road, Mountain View, CA 94043, United States of America (the “Company”), which may grant Awards under the Plan and is entering into this Election on behalf of the Employer.

1.Purpose of Election

1.1This Election relates to all Awards granted to the Employee under the Plan up to the termination date of the Plan.

1.2In this Election, the following words and phrases have the following meanings:

(a)“ITEPA” means the Income Tax (Earnings and Pensions) Act 2003.

(b)“Relevant Employment Income” from Awards on which employer’s National Insurance Contributions become due is defined as:

(i)an amount that counts as employment income of the earner under section 426 ITEPA (restricted securities: charge on certain post-acquisition events);

(ii)an amount that counts as employment income of the earner under section 438 of ITEPA (convertible securities: charge on certain post-acquisition events); or

(iii)any gain that is treated as remuneration derived from the earner’s employment by virtue of section 4(4)(a) SSCBA, including without limitation:

(A)the acquisition of securities pursuant to Awards (within the meaning of section 477(3)(a) of ITEPA);

(B)the assignment (if applicable) or release of the Awards in return for consideration (within the meaning of section 477(3)(b) of ITEPA);

(C)the receipt of a benefit in connection with the Awards other than a benefit within (A) or (B) above (within section 477(3)(c) of ITEPA).

(c)“SSCBA” means the Social Security Contributions and Benefits Act 1992.

(d)“Taxable Event” means any event giving rise to Relevant Employment Income.

1.3This Election relates to the employer’s secondary Class 1 National Insurance Contributions (the “Employer’s Liability”) which may arise in respect of Relevant Employment Income in respect of the Awards pursuant to section 4(4)(a) and/or paragraph 3B(1A) of Schedule 1 of the SSCBA.

1.4This Election does not apply in relation to any liability, or any part of any liability, arising as a result of regulations being given retrospective effect by virtue of section 4B(2) of either the SSCBA or the Social Security Contributions and Benefits (Northern Ireland) Act 1992.

1.5This Election does not apply to the extent that it relates to relevant employment income which is employment income of the earner by virtue of Chapter 3A of Part VII of ITEPA (employment income: securities with artificially depressed market value).

2.The Election

The Employee and the Company jointly elect that the entire liability of the Employer to pay the Employer’s Liability that arises on any Relevant Employment Income is hereby transferred to the Employee. The Employee understands that, by electronically accepting the Award or by separately signing or electronically accepting this Election, as applicable, he or she will become personally liable for the Employer’s Liability covered by this Election. This Election is made in accordance with paragraph 3B(1) of Schedule 1 to the SSCBA.

3.Payment of the Employer’s Liability

3.1The Employee hereby authorises the Company and/or the Employer to collect the Employer’s Liability in respect of any Relevant Employment Income from the Employee at any time after the Taxable Event:
(i)by deduction from salary or any other payment payable to the Employee at any time on or after the date of the Taxable Event; and/or
(ii)directly from the Employee by payment in cash or cleared funds; and/or
(iii)by arranging, on behalf of the Employee, for the sale of some of the securities which the Employee is entitled to receive in respect of the Awards; and/or
(iv)by any other means specified in the applicable award agreement.

3.2The Company hereby reserves for itself and the Employer the right to withhold the transfer of any securities to the Employee in respect of the Awards until full payment of the Employer’s Liability is received.

3.3The Company agrees to procure the remittance by the Employer of the Employer’s Liability to HM Revenue & Customs on behalf of the Employee within 14 days after the end of the UK tax month during which the Taxable Event occurs (or within 17 days after the end of the UK tax month during which the Taxable Event occurs, if payments are made electronically).

4.Duration of Election

4.1The Employee and the Company agree to be bound by the terms of this Election regardless of whether the Employee is transferred abroad or is not employed by the Employer on the date on which the Employer’s Liability becomes due.

4.2Any reference to the Company and/or the Employer shall include that entity’s successors in title and assigns as permitted in accordance with the terms of the Plan and relevant award agreement. This Election will continue in effect in respect of any awards which replace the Awards in circumstances where section 483 of ITEPA applies.

4.3This Election will continue in effect until the earliest of the following:
(i)the Employee and the Company agree in writing that it should cease to have effect;
(ii)on the date the Company serves written notice on the Employee terminating its effect;
(iii)on the date HM Revenue & Customs withdraws approval of this Election; or
(iv)after due payment of the Employer’s Liability in respect of the entirety of the Awards to which this Election relates or could relate, such that the Election ceases to have effect in accordance with its terms.

4.4This Election will continue in force regardless of whether the Employee ceases to be an employee of the Employer.

[Electronic Acceptance/Signature page follows]

Acceptance by the Employee

The Employee acknowledges that, by signing this Election (including by electronic signature process) or by accepting the Awards (including by electronic signature process if made available by the Company), the Employee agrees to be bound by the terms of this Election.

…………………………………	…./…./……….

Signature (Employee)	Date

Acceptance by the Company

The Company acknowledges that, by signing this Election (including by electronic signature process) or arranging for the scanned signature of an authorised representative to appear on this Election, the Company agrees to be bound by the terms of this Election.

Signature for and on
behalf of the Company
Position
Date

SCHEDULE OF EMPLOYER COMPANIES

The following are employer companies to which this Election may apply:

Name of Company:	Omnicell Limited
Registered Office:	Two Omega Drive River Bend Technology Centre, Irlam, Manchester, M44 5GR
Company Registration Number:	04562981
Corporation Tax Reference:	11415 18283
PAYE Reference:	065/VZ39359